

===================================================================================================================================
                               HALLIBURTON COMPANY
===================================================================================================================================
                    Supplemental Selected Financial Data (a)
           (Restated for acquisition of Landmark Graphics Corporation)
              Millions of dollars and shares except per share data

                                                   Nine Months
                                                      Ended
                                                    Sept 1996                           Years ended December 31
                                                                -------------------------------------------------------------------
                                                   (unaudited)    1995        1994        1993        1992       1991       1990
                                                   --------------------------------------------------------------------------------

 Operating results
 Total revenues                                    $ 5,395.4   $ 5,882.9   $ 5,661.1   $ 6,224.7   $ 6,385.0  $ 6,777.0  $ 6,656.4

===================================================================================================================================
 Total operating income (loss) (b)                     244.6       400.9       239.8      (77.4)     (108.1)      103.3      341.5
 Interest expense                                      (17.7)      (47.1)      (48.1)     (50.7)      (54.0)      (53.6)     (34.0)
 Interest income                                        11.9        32.0        19.8       15.6        44.9        64.9       32.7
 Foreign currency gains (losses)                        (2.7)        1.4       (16.3)     (21.1)      (29.1)      (11.2)     (13.4)
 Gains on sales of businesses                             -           -        102.0         -           -           -        33.0
 Other nonoperating income (expense), net                0.4         0.6         0.6        1.2         1.0        (0.8)      (1.2)
-----------------------------------------------------------------------------------------------------------------------------------
 Income (loss) from continuing operations
    before income taxes and minority interest          236.5       387.8       297.8     (132.4)     (145.3)      102.6      358.6

 Benefit (provision) for income taxes (c)              (43.5)     (137.7)     (122.2)       3.0         1.1       (76.5)    (167.0)
 Minority interest in net (income) loss
   of consolidated subsidiaries                         (0.2)       (0.9)       (0.2)       1.5         1.7        (2.6)      (2.6)
-----------------------------------------------------------------------------------------------------------------------------------
 Income (loss) from continuing operations          $   192.8   $   249.2   $   175.4   $ (127.9)   $ (142.5)  $    23.5  $   189.0

===================================================================================================================================
 Income (loss) per share

   Continuing operations                           $     1.53  $     2.00  $     1.41  $   (1.06)  $   (1.24) $     0.21 $     1.66

   Net income (loss)                                     1.53        1.47        1.45      (1.23)      (1.27)       0.35       1.79

 Cash dividends per share                                0.75        1.00        1.00       1.00        1.00        1.00       1.00
 Return on shareholders' equity                          9.4%        9.6%        8.7%      (7.3)%      (7.4)%       1.8%       8.8%
===================================================================================================================================
 Financial position

 Net working capital                               $   888.7   $   987.9   $ 1,366.5   $ 1,217.7   $ 1,150.0  $ 1,304.6  $ 1,154.0

 Total assets                                        4,313.7     3,862.0     4,197.4     4,318.6     4,185.3    4,480.6    3,971.7

 Property, plant, and equipment                      1,223.9     1,157.9     1,117.4     1,189.3     1,214.6    1,204.6    1,028.2

 Long-term debt                                        200.0       205.2       655.7       637.4       657.8      654.9      192.0


 Shareholders' equity                                2,056.6     1,920.2     2,090.2     2,023.5     1,982.8    2,248.6    2,316.7


 Total capitalization                                2,316.9     2,130.2     2,776.6     2,752.9     2,641.3    2,914.3    2,514.6

 Shareholders' equity per share                        16.45       15.42       16.87       16.38       17.24      19.60      20.25

 Average common shares outstanding                     125.8       124.7       124.2       121.0       115.0      114.6      114.3
===================================================================================================================================
 Other financial data
 Cash flow from operating activities               $   176.9    $  667.4   $   439.0   $   293.0   $   449.9  $   294.7   $  127.0

 Capital expenditures                                  252.9       303.3       245.0       270.5       322.8      430.1      342.9

 Long-term borrowings (repayments)                      (5.1)     (465.4)      (74.4)      (44.7)      (16.3)     440.6       (9.0)

 Depreciation, depletion and amortization expense      197.5       259.8       271.3       459.8       366.9      300.2      254.4

 (a) Includes the effect of the acquisition of Landmark Graphics Corporation (Landmark) on October 4, 1996, which was accounted for as a pooling of interests. Historical restated financial statements have not been issued because Landmark Graphics Corporation is not a significant subsidiary within the meaning of such term as used in the rules and regulations under the Securities Act.

 (b) Operating income (loss) includes the following special charges: in 1996 and 1995, $85.8 million and $8.4 million, respectively, related to merger and restructuring costs, including severance costs, and the write-off of acquired in-process research and development activities; in 1994, $16.6 million related to merger and restructuring costs; in 1993, $321.8 million related to loss on sale of geophysical business and employee severance costs; in 1992, $272.9 million related to restructuring/reorganization costs and consolidation of certain support functions; in 1991, $118.5 million related to restructuring costs.

(c) Benefit (provision) for income taxes in the nine months ended September, 1996, includes tax benefits of $43.7 million due to the recognition of net operating loss carryforwards and the settlement of various issues with the Internal Revenue Service.

                                Page 5 of 5 pages
                       The Exhibit Index appears on Page 4